Exhibit 99(k)(iii)

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

October 7, 2011

Oaktree Finance, LLC

Ladies and Gentlemen:

We are writing to confirm our understanding that Oaktree Finance, LLC (including its successors, the “Company”) has a nonexclusive, revocable license to use the word “Oaktree” in its name and that if Oaktree Capital Management, L.P. (the “Adviser”) ceases to be the investment adviser to the Company, the Company will cease using such name as promptly as practicable, making all reasonable efforts to remove “Oaktree” from its name including calling a special meeting of stockholders.  Furthermore, in our view, if the Adviser were to cease serving as the investment adviser to the Company, continued use of the name “Oaktree” would violate those provisions of the Investment Company Act of 1940, as amended, that require the Company’s name not to be misleading.

Execution of this letter agreement on behalf of the Company will signify that the Company understands that it has a nonexclusive, revocable license to the use of the name “Oaktree.”

OAKTREE FINANCE, LLC

By:	/s/ William B. Sacher
Name: William B. Sacher
Title: Chief Executive Officer

By:	/s/ Rajkumar Makam
Name: Rajkumar Makam
Title: President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Todd Molz
Name: Todd Molz
Title: Managing Director
General Counsel

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director